MASTER AGREEMENT REGARDING

                     ASSET PURCHASE AND RELATED TRANSACTIONS

                                 BY AND BETWEEN

                                 HONEYWELL INC.

                                       AND

                    EFTC CORPORATION, A COLORADO CORPORATION





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         THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated to be effective as of March 19 1999 is entered into by and between Honeywell Inc., a Delaware corporation with a place of business at 5353 West Bell Road, Glendale, Arizona (hereafter "Seller") and EFTC Corporation, a Colorado corporation (hereafter "Purchaser"), with reference to the following facts:

RECITALS

A. Seller manufactures circuit card assemblies for use in avionics and aerospace equipment produced by Seller at its facility located at 5353 West Bell Road, Glendale, Arizona (hereinafter the "Business").

B. Purchaser has unique capabilities in the mass production of circuit card assemblies.

C. Seller desires to sell and Purchaser desires to purchase certain assets of Seller used primarily in the Business, and Seller desires to assign and Purchaser desires to assume certain liabilities relating to the Business, as described herein such that Purchaser may assume the operations of the Business.

D. The Parties agree that the nature of the transaction contemplated by this Agreement will require the Parties to develop a long term and tightly integrated relationship in order to assure the success of the anticipated transaction.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       PURCHASE AND SALE OF ASSETS

         1.1 Purchase and Sale of Personal Property. Subject to the terms and conditions of this Agreement and except as otherwise provided herein on and effective as of the Closing Date, as defined in Section 9.1 below, Seller shall sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest in and to certain machinery and equipment, office equipment, tools and other tangible personal property as listed in Exhibit 1.1 (the "Personal Property"), together with such changes, deletions or additions as are agreed upon by Parties and occur between the date of such Exhibit, and the Closing Date:

         1.2 Purchase and Sale of Inventory and Contracts. Subject to the terms and conditions of this Agreement and except as otherwise provided herein, on the Inventory Transfer Date, as defined in Section 9.2. below, Seller shall sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall purchase and accept from Seller all of Seller's right, title and interest in and to the following assets, together with such changes, deletions or additions as are agreed upon by the Parties and occur between the respective dates of the referenced Exhibits and the Inventory Transfer Date:




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                  1.2.1 All inventory of the Business, including raw materials, parts and components and work-in-process (the "Inventory"), such Inventory to be identified in accordance with the procedures specified in Exhibit 1.2.1; and

                  1.2.2 The contracts, agreements, arrangements and/or commitments of the Business with vendors specified in Exhibit 1.2.2 (the "Contracts"). Notwithstanding anything to the contrary set forth herein or in any Exhibit hereto, no contracts for the sale of circuit card assemblies or other products are to transfer to Purchaser under this Agreement (other than the Long Term Supply Agreement).

The Personal Property, Contracts and Inventory are referred herein collectively as the "Assets."

         1.3 Non-Assignable Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Asset if the attempted assignment thereof, without the consent of a third party thereto, would constitute a breach of any obligation of Seller or is otherwise not permitted by the terms of any agreement or instrument governing or affecting such Asset or by applicable law. Any transfer or assignment to Purchaser by Seller of any property or property rights or any agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained; provided that Seller shall hold such property, property rights or agreement for the exclusive benefit of Purchaser until such consent or approval is obtained.

         1.4 Transfer of Title to the Assets. Seller shall sell, assign, convey, transfer and deliver the Assets to Purchaser at the Closing Date or the Inventory Transfer Date, as applicable, by means of mutually agreeable bills of sale, assignments, endorsements, certificates and such other instruments of transfer as shall be necessary or appropriate to vest good title to the Assets in Purchaser, free and clear of any liens, charges and encumbrances, except as otherwise set forth in this Agreement.

         1.5 License Agreement. Concurrent with the execution of this Agreement Seller and Purchaser shall enter into a license agreement (the "License Agreement") covering certain intellectual property of the Business as described in such agreement (the "Licensed Intellectual Property").

2.       PURCHASE PRICE

         2.1 Purchase Price. The method of calculating the purchase price to be paid by Purchaser for the Assets (the "Purchase Price") and the applicable payment terms are set forth in Exhibit 2.1

         2.2 Payments. All payments required to be made pursuant to this Article 2 and other provisions of this Agreement shall be made in United States dollars in immediately available funds by wire transfer to an account designated by Seller.

         2.3 Transfer Taxes. Purchaser shall be responsible for all sales, transfer and similar taxes, duties or levies assessed or payable in connection with the transfer of the Assets to Purchaser. Purchaser shall obtain and furnish to Seller all required resale or other exemption certificates with respect to the Assets

3.       ASSUMPTION OF LIABILITIES AND OBLIGATIONS

         3.1 Assumed Liabilities. Upon, from and after the Closing Date, or with respect to the Inventory and the Contracts only, the Inventory Transfer Date, Purchaser shall, without any further



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responsibility or liability of, or recourse to, Seller or any of its directors, shareholders, officers, employees, agents, consultants, representatives, parent entities, affiliates, subsidiaries, successors or assigns, absolutely and irrevocably assume and be solely liable and responsible for any and all liabilities and obligations of any kind or nature of Seller (whether fixed or contingent, matured or unmatured, foreseen or unforeseen, known or unknown), which may arise out of the following on or after the Closing Date or the Inventory Transfer Date, as applicable, and which are attributable to the period on or after the Closing Date or the Inventory Transfer Date, as applicable (the "Assumed Liabilities"):

                  3.1.1 The ownership, use or possession or condition of the Assets, or the operation or conduct of the Business;

                  3.1.2 Seller's obligation to purchase goods and services incurred in the ordinary course of business consistent with past practices of Seller through the Closing Date or the Inventory Transfer Date, as applicable, to the extent such obligations relate to goods and services to be received by Purchaser after the Closing Date or the Inventory Transfer Date, as applicable;

                  3.1.3    Seller's obligations under the Contracts; and

                  3.1.4    Liability for all Tax and Taxes, as described in
Section 4.6.1, relating to the Assets or the Business; and

                  3.1.5 Any other liability specifically and expressly assumed by Purchaser herein or in the Exhibits hereto as the responsibility of Purchaser.

Nothing contained in this Section shall be deemed to limit (i) any obligations of Seller under this Agreement, including but not limited to, the representations and warranties made by Seller in Section 4; or (ii) the obligations set forth in Article 6.

         3.2 Retained Liabilities. Seller shall at all times, without any responsibility or liability of, or recourse to, Purchaser or any of its directors, shareholders, officers, employees, agents, consultants, representatives, parent entities, affiliates, subsidiaries, successors or assigns, absolutely and irrevocably be and remain solely liable and responsible for any and all liabilities and obligations of any kind or nature (whether fixed or contingent, matured or unmatured, foreseen or unforeseen, known or unknown) existing or arising from or in connection with the conduct of the Business prior to the Closing Date, or with respect to the Inventory and the Contracts only, the Inventory Transfer Date (collectively the "Retained Liabilities") unless the terms hereof or of an Exhibit hereto expressly state that such liability or obligation shall transfer to Purchaser at another time, including, but not limited to, the obligations set forth in Article 6.

         3.3 Taxes. Taxes on the Assets shall be prorated as of the Closing Date or the Inventory Transfer Date, as applicable. The party paying the Taxes may bill the other party for that party's prorated portion of Taxes paid.



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4.       REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

         4.1 Corporate Status. Seller is a corporation duly organized and validly existing under the laws of Delaware, the jurisdiction in which it is incorporated, and has full power and authority to carry on the Business as now conducted. Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations and consummate the transactions contemplated hereby in accordance with the terms of this Agreement. Seller is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Seller's conduct of the Business.

         4.2 Authorization. All corporate and other proceedings required to be taken by or on the part of Seller including, without limitation, all action required to be taken by the directors or stockholders of Seller to authorize Seller to enter into and carry out this Agreement have been, or prior to the Closing Date will be, duly and properly taken. This Agreement has been duly executed and delivered by Seller and is valid and enforceable against Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

         4.3 Compliance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) result in the material breach of any of the terms or conditions of, or constitute a default under, or violate, as the case may be, the certificate of incorporation, by-laws or other organizational documents of Seller or any material agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which Seller is a party or by which Seller is bound or by which any of the Assets may be affected, in a manner which could materially and adversely affect the Business taken as a whole, or (b) result in the creation of a lien or encumbrance on Seller's interest in any of the Assets.

         4.4 Contracts. Seller is not in material default or defaults under any of the Contracts and, to the knowledge of the Seller, there does not exist any material default under any of the Contracts by any other party thereto that, in either case, would in the aggregate materially and adversely affect the Business taken as a whole.

         4.5 Title. Seller has good and marketable title to, or valid leasehold interests in, as the case may be, all of its Assets free and clear of all liens, mortgages, pledges and encumbrances, other than (i) liens for taxes not yet due and payable or being contested in good faith, and (ii) encumbrances that do not materially adversely affect the marketability of any such Asset or the ability of Seller to use such Asset for its currently intended use in the conduct of the Business as it is now being conducted.

         4.6 Taxes.

                  4.6.1 General. All Taxes (as hereinafter defined) with respect to the Assets that are or become due and payable or accrue with respect to any period or portion thereof ending on or prior



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to the Closing Date and, with respect to the Inventory and the Contracts only, the Inventory Transfer Date, have been or will be duly and properly computed, reported, fully paid and discharged by Seller. As used herein, the terms "Tax" and "Taxes" shall include all federal, state, local and foreign taxes, assessments or other governmental charges (including, without limitation, net income, gross income, excise, franchise, sales, use, and value added taxes, personal property and ad valorem taxes, taxes withheld from employees' salaries and other withholding taxes and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, import duties, licenses and registration fees and charges of any nature whatsoever, including any interest, penalties, additions to tax or additional amounts with respect thereto, imposed by any government or taxing authority which are levied upon the Assets.

                  4.6.2 Unpaid Taxes, Liens, etc. Except for the current Taxes not yet due and payable, there are no unpaid Taxes that could become a lien on the Assets, and with respect to any period or portion thereof ending on or before the Closing Date, or with respect to the Inventory and the Contracts only, the Inventory Transfer Date, there will be no unpaid Taxes that could become a lien on the Assets, and there are no tax liens on the Assets. There are no liens for Taxes on the Assets. Seller is not required to treat any Asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Internal Revenue Code (the "Code"). None of the Assets is subject to any joint venture, partnership or other agreement or arrangement that is treated as a partnership for federal income tax purposes. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or any other provision of law.

         4.7 ERISA and Benefits. No event has occurred and no condition exists that could be reasonably expected to subject Purchaser or any of its employees to any tax, fine, penalty or other liability arising under, or with respect to, any current or former employee benefit plan maintained by or contributed to by Seller or any member of Seller's controlled group (as defined in Section 414 of the Code and 4001 of ERISA) or as to which Seller or any member of Seller's controlled group has or could have any liability (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). None of the Assets is subject to a lien under ERISA or the Code and no event has occurred and no condition exists that could be reasonably expected to give rise to a lien under ERISA or the Code with respect to the Assets.

         4.8 Sufficiency of Assets. To the best knowledge of Seller, the Inventory and Personal Property represent substantially all of the Inventory and Personal Property used by Seller directly in the operation of the Business. To the best knowledge of Seller, the Licensed Intellectual Property represents all of the intellectual property used by Seller directly in the operation of the Business.

         4.9 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller.

         4.10 Financial Information. Exhibits 1.1 and 1.2.1, and the statements to be provided pursuant to the terms of Exhibit 2.1 reflect or will reflect the book value of the Inventory and



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Personal Property, which has been calculated in accordance with generally accepted accounting principles as historically applied by Seller.

         4.11 No Additional Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS ARTICLE, ANY OTHER PROVISION OF THIS AGREEMENT, OR ANY OTHER COMMUNICATIONS BETWEEN THE PARTIES ORALLY OR IN WRITING, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, OR ANY OF THE DOCUMENTS DELIVERED PURSUANT TO SECTION 12, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PROPERTIES OR ASSETS OF SELLER. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, OR ANY OF THE DOCUMENTS DELIVERED PURSUANT TO SECTION 12, THE ASSETS ARE BEING SOLD ON AN "AS IS, WHERE IS" BASIS.

         IN CONNECTION WITH THE LONG TERM SUPPLY AGREEMENT TO BE ENTERED INTO BETWEEN THE PARTIES HEREUNDER, WHILE IT IS THE PARTIES' INTENTION TO MAINTAIN PRODUCTION VOLUMES CONSISTENT WITH THE LONG TERM SUPPLY AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO ORDER QUANTITY, FREQUENCY OR COMPOSITION. THE PARTIES ACKNOWLEDGE THE VOLATILITY OF SELLER'S MARKETS AND THAT SELLER MAY ACQUIRE OR DEVELOP NEW PRODUCT LINES AND/OR DIVEST PRODUCT LINES IN ITS SOLE DISCRETION.

5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         5.1 Corporate Status. Purchaser is a corporation duly organized and validly existing under the laws of the State of Colorado, the jurisdiction in which it is incorporated and has full power and authority to carry on its business and to own all of its properties and assets. Purchaser has all requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated hereby in accordance with the terms of this Agreement.

         5.2 Authorization. All corporate and other proceedings required to be taken by or on the part of Purchaser including, without limitation, all action required to be taken by the directors or shareholders of Purchaser to authorize Purchaser to enter into and carry out this Agreement, have been, or prior to the Closing Date will be, duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and is valid and enforceable against Purchaser in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.



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         5.3 Compliance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any of the terms or conditions of, or constitute a default under, or violate, as the case may be, the articles of incorporation, by-laws or other organization documents of Purchaser or any material agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which Purchaser is a party or by which Purchaser is bound or by which any of the Assets may be affected.

         5.4 Financing. Purchaser has funds of its own, or has binding commitments from responsible banks or other financial institutions to provide funds, which will be sufficient and available to pay the Purchase Price and any up front payments under the License Agreement payable at the Closing.

         5.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Purchaser.

         5.6 Year 2000. Purchaser will demonstrate a process to ensure that there will be no delay in delivery or performance as anticipated by this Agreement due any failure to properly accommodate the date transition to the Year 2000.

         5.7 NO ADDITIONAL REPRESENTATIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS ARTICLE, ANY OTHER PROVISION OF THIS AGREEMENT, OR ANY OTHER COMMUNICATIONS BETWEEN THE PARTIES ORALLY OR IN WRITING, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT PURCHASER IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, THE REAL PROPERTY AGREEMENT, OR ANY OF THE DOCUMENTS DELIVERED PURSUANT TO SECTION 12.

6.       EMPLOYEES AND EMPLOYEE BENEFITS

         6.1 Scope of Section. This Article 6 contains the covenants and agreements of the parties with respect to (a) the status of employment of those employees of Seller employed in the Business as set forth in Exhibit 6.1 ("Employees") upon the sale of the Business to the Purchaser, and (b) the employee benefits and employee benefit plans provided or covering such Employees. Nothing herein expressed or implied confers upon any Employee any rights or remedies of any nature or kind whatsoever under or by reason of this
Article 6.

         6.2 Employment with Purchaser. Purchaser shall within four (4) business days after the date hereof offer employment unconditionally, effective as of the Closing Date to those Employees who are employed on the Closing Date, including any Employee who is on an approved leave of absence as described on Exhibit 6.2. Employees shall have five (5) business days to consider the offers made to them. Employees who accept Purchaser's offer of employment (the "Transferred Employees") shall become employees of Purchaser effective at the Closing Date or, if



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later, on their date of return to work from the approved leave of absence, and as of the applicable date shall no longer be employees of Seller or its subsidiary or affiliated entities. Effective upon the applicable date of employment of each Transferred Employee, Purchaser shall have sole responsibility for the payment of all wages, overtime, sick pay, taxes, withholdings, and employee benefits with respect to the Transferred Employees. Nothing contained in this Agreement shall be construed as a guaranty to Purchaser that any number of the Employees will accept offers of employment with Purchaser or as a representation or warranty regarding the skill level or performance of any of the Employees.

         6.3 Hiring Requirements. Purchaser shall offer employment to the Employees for positions comparable to the positions in which such Employees are employed by Seller immediately prior to the Closing Date and hire such Employees who accept such offers of employment. Purchaser shall have an individual, signed agreement with each Transferred Employee providing that he or she is an employee of Purchaser and not Seller.

                  6.3.1 Purchaser shall offer to contract with Seller's subcontract worker provider for those subcontract workers who are working for Seller in the Business, for positions comparable to the positions in which such subcontract workers are working for Seller immediately prior to the Closing Date. The majority of Seller's subcontract workers are made available to Seller through Seller's agreement with Manpower. Seller has arranged for Purchaser to contract for such subcontract workers at the same prices as called for by Seller's agreement with Manpower. For purposes of this Agreement subcontract workers are not Transferred Employees. All subcontract workers of the Business are identified on Exhibit 6.3.1.

         6.4 Compensation and Benefits. Nothing in this Agreement shall prevent EFTC from modifying its benefit plans in its ordinary course of business. However, the plans anticipated by this Agreement shall remain in place for a reasonable period of time after the Closing Date.

                  6.4.1 Purchaser shall pay the Transferred Employees compensation at 100% or more of that paid to them by Seller immediately prior to the Closing Date. For purposes of the previous sentence, "compensation" means base pay plus planned 1999 focal point salary increases per Seller's salary schedule. Purchaser agrees to have and maintain in place employee benefits and policies for the Transferred Employees comparable to the employee benefits and policies provided to the other employees of Purchaser, of similar stature and rank as the Employees except as may be required elsewhere in this Agreement.

                  6.4.2 Each welfare plan (within the meaning of Section 3(1) of ERISA) orpolicy maintained or sponsored by the Purchaser in which Transferred Employees participate (including, but not limited to, plans that provide medical and life insurance to active Employees, retiree medical and life insurance programs, disability, severance, vacation, cafeteria, flexible spending or dependent care) shall (a) credit all service with Seller for all purposes under the plans and policies, including eligibility, participation and benefit entitlement, (b) waive any pre-existing condition limitation or exclusion, and
(c) credit all payments made for health care expenses during the current plan year for purposes of satisfying the initial general deductible, co-insurance and maximum out-of-pocket provisions, provided, however, except as may otherwise be required by applicable laws, that no credit shall be



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given for purposes of satisfying specific deductible, co-insurance and maximum out-of-pocket requirements applicable to specific conditions or procedures.

                  6.4.3 Purchaser shall pay to each Transferred Employee a signing bonus equal to two weeks pay on or about April 5, 1999. The signing bonus shall be calculated against the Transferred Employee's base salary only, exclusive of any overtime, differential, or other wages, as of April 5, 1999, consistent with the focal point salary increase (reference Section 6.4.9). Nine months from the Closing Date Purchaser also agrees to provide a retention bonus payment to each Transferred Employee who is still employed by Purchaser on such date equal to two weeks pay. The retention bonus payment shall be calculated against the Transferred Employee's base salary only, exclusive of any overtime, differential, or other wages. Such signing and retention bonuses shall be funded by Honeywell as such bonuses are due via a wire transfer from Honeywell.

                  6.4.4 Purchaser agrees to communicate to the Transferred Employees its bonus plan which provides a for a quarterly profit sharing opportunity to eligible employees, such plan has been previously supplied to Seller in writing.

                  6.4.5 Purchaser agrees to provide a company paid Short Term Disability ("STD") plan for an approved medical leave of absence. The STD plan will commence on the 6th consecutive day the employee is absent up to the 60th consecutive day absent. Income replacement shall be at 66 2/3% of the employee's base salary. Purchaser will continue to provide a company paid Long Term Disability plan commencing on the 61st day.

                  6.4.6 Purchaser agrees to provide an employee assistance program (EAP) on a company paid basis similar to the plan currently in effect at Honeywell.

                  6.4.7 Purchaser agrees to provide the "WEE Care" and "In Home Care" sick child care programs currently in effect at Honeywell at the same employee and company cost share ratios. Seller to provide current pricing information on employee cost share.

                  6.4.8 Purchaser agrees to provide focal point base salary increases (focal point means all employees receive their salary increases at the same date) to all employees on April 5, 1999. Exhibit 6.4.8 sets forth the actual increase for each Employee consistent with the Honeywell salary plan for 1999.

                  6.4.9 Seller and Purchaser agree to expediently provide for the transfer of responsibility and administration of any current employee garnishments or child support orders.

                  6.4.10 Purchaser agrees to establish a mechanism for payroll deductions to be made to the Sperry Federal Union for Transferred Employees.

                  6.4.11 Purchaser agrees to accept the transfer of vacation and floating holiday balances of up to 168 hours calculated as of the Closing Date per Transferred Employee. Seller agrees to reconcile any vacation buy or vacation sell prior to the transfer of vacation balances. Vacation balances shall be transferred to the Purchaser on or about April 19, 1999. Seller agrees



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to pay off any vacation balances in excess of 168 hours to the Transferred
Employees at the Transferred Employee's salary as of April 7, 1999. Purchaser agrees that Transferred Employees will continue to earn paid time off under Purchaser's established paid time off schedule, but that the year end maximum carry over of paid time off will be 168 hours. Such vacation and floating holiday balances shall be funded by Honeywell via a wire transfer from Honeywell on or before April 25, 1999.

         6.5 Minimum Employment Period. Purchaser agrees that it will continue to employ to the Transferred Employee for a minimum of twelve (12) months, except that Purchaser may follow its existing personnel policies with respect to employee performance and discipline and in the event a Transferred Employee fails to perform Purchaser may discipline and terminate such non-performing Transferred Employee. Thereafter, for the next six (6) month period, if Purchaser engages in a reduction in force ("RIF"), (i) Purchaser agrees, to the extent practicable and consistent with the needs of its business, to reduce its use of subcontract workers prior to affecting the Transferred Employees; (ii) any such RIF that affects the Transferred Employees will be conducted in a manner consistent with Purchaser's personnel policies, taking into account seniority (after crediting the Transferred Employees with their years of service with Seller) in accordance with Purchaser's policies; and (iii) Purchaser will provide to those Transferred Employees who are subject to a RIF severance pay, at least as favorable to the Transferred Employees as the terms of Seller's severance policies in effect as of the Closing Date. Seller's severance plan is attached in Exhibit 6.5.

         6.6 Hiring Process. Purchaser shall be solely responsible for any and all communications it makes to any employees of Seller during the process of making offers of employment regardless of Seller's involvement in such process or receipt of documents and materials to be distributed to any employees of Seller. Purchaser shall comply, at its expense, with all laws in connection with its communications to Seller's employees, the process of offering employment to them, and the hiring and transition of such employees. Between the date hereof and the Closing Date, Purchaser shall maintain adequate trained human resources staff on site at Seller's facility who shall be responsible for the offer process and the transition of the Transferred Employees from Seller to Purchaser. Purchaser shall maintain a full time human resources representative on site at the facility at which the Business is located commencing on the Closing Date. As soon as reasonably practical after the date of this Agreement, Purchaser shall make a formal presentation to the Employees and commence its on site human resources presence. As soon as reasonably practical after the date of this Agreement, Seller shall provide Purchaser with its schedule for conducting communications with the Employees in order to facilitate coordination between the parties and minimize disruption to the Business. Such schedule is subject to Seller's approval, which shall not be unreasonably withheld.

         6.7 Solicitation. For a period of twelve (12) months from and after the Closing Date, Purchaser shall not directly or indirectly, or by action in concert with others, knowingly solicit or attempt to solicit for employment any employee of Seller's Arizona based business units, or any subcontract labor provided to Seller via its subcontract agreement(s) with any Arizona based business unit of Honeywell Inc. without the prior written authorization of Seller, other than the Employees listed on Exhibit 6.1. For a period of twelve
(12) months from and after the Closing



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Date, Seller shall not directly or indirectly, or by action in concert with others, knowingly solicit or attempt to solicit for employment any of the Purchaser's employees based in Arizona without the prior written authorization of Purchaser. Contact for such communications will be through Seller's Director of Human Resources and Purchaser's Chief Administrative Officer. Additionally, for a period of twelve (12) months from and after the Closing Date, neither party shall directly or indirectly, or by action in concert with others, knowingly solicit or attempt to solicit for employment any employee of the other party who is a director level employee or higher who is based in the United States without the prior written authorization of the other Party.

         6.8 Confidentiality. In addition to Purchaser's standard employee confidentiality agreement, Purchaser shall use its best efforts to obtain a separate confidentiality agreement from all employees and contractors of Purchaser working at its facility. The separate confidentiality agreement will be prepared by Seller, subject to Purchaser's approval, which approval shall not be unreasonably withheld.

         6.9 Control. Purchaser shall have and maintain complete control over its employees, including but not limited to the Transferred Employees, including the right to hire, discharge, replace, evaluate and direct their activities subject to Sections 6.4. and 6.5.

         6.10 Health Care Continuation Liability. Purchaser agrees to pay and be responsible for all liability, cost, expense, taxes and sanctions under Section 4980B of the Internal Revenue Code (the "Code"), interest and penalties imposed upon, incurred by, or assessed against Purchaser or Seller that arise by reason of or relate to any failure to comply with the health care continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, as amended, which failure occurs with respect to any Transferred Employee or any qualified beneficiary (as defined in Section 4980B(g)(1)) of such Transferred Employee who incurs a qualifying event (as defined in Section 4980B(f)(3) of the Code) after the Closing Date..

         6.11 Employment Laws. As of the Closing Date Purchaser shall be responsible for complying with, at its expense, all applicable state and federal labor and employment laws, including, but not limited to, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, Executive Order 11246 and the Worker Adjustment Retraining and Notification Act (the "Employment Laws") and Seller shall have no responsibility or liability with respect to any alleged violations by Purchaser of the Employment Laws. Purchaser shall maintain and preserve all records required by the Employment Laws. Seller shall responsible for compliance with all Employment Laws for the Transferred Employees for the time period prior to the Closing Date.

         6.12     Indemnification.

                  6.12.1 Seller shall not in any manner be responsible for any liability, claim or obligation which in any way arises out of Purchaser's employment or termination thereof, of the Transferred Employees, except as may arise from or relate to Seller's communications with or treatment of the Employees prior to the Closing Date. Purchaser agrees to indemnify and hold Seller harmless from



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any Loss (as defined in Section 14.1) arising from or relating to the
Transferred Employees or beneficiaries of Transferred Employees which in any way arises from or relates to Purchaser's employment, treatment or termination thereof, of the Transferred Employees, except as may arise from or relate to Seller's communications with or treatment of the Employees prior to the Closing Date.

                  6.12.2 Purchaser shall not in any manner be responsible for any liability, claim or obligation which in any way arises out of Seller's employment of the Transferred Employees prior to the Closing Date, except as may arise from or relate to Purchaser's communications with or treatment of the Employees prior to the Closing Date. Seller agrees to indemnify and hold Purchaser harmless from any Loss arising from or relating to the Transferred Employees or beneficiaries of Transferred Employees which in any way arises from or relates to Seller's employment or treatment of the Transferred Employees prior to the Closing Date, except as may arise from or relate to Purchaser's communications with or treatment of the Employees prior to the Closing Date.

                  6.12.3 Any claims for indemnification under this Section 6.12 shall be made following the procedures specified in Section 14.3.

7.       REAL PROPERTY AND TRANSITION.

         7.1 Premises License Agreement. Concurrent with the execution of this Agreement Purchaser and Seller shall execute the premises license agreement pursuant to which Purchaser will receive a license to use a portion of Seller's facility located at 5353 West Bell Road, Glendale, Arizona for a term to end no later than September 17, 1999 (the "Premises License"). It is intended by the parties that upon the expiration or earlier termination of the Premises License, the Business will be relocated to a new facility.

         7.2 Transition Services Agreement. Concurrent with the execution of this Agreement Purchaser and Seller shall execute the transition services agreement pursuant to which Seller will provide Purchaser with certain services in connection with the transition of the Business to Purchaser (the "Transition Services Agreement"). Prior to the Closing, Purchaser and Seller shall finalize the project implementation plan to be attached as an exhibit to the Transition Services Agreement.

8.       CERTAIN COVENANTS

         8.1 Access to Records and Properties. From the date hereof until the Closing Date or earlier termination of this Agreement, Seller will:

                  8.1.1 provide Purchaser, its officers, counsel and other representatives with reasonable access to the Assets, the principal personnel and representatives of Seller, and such books and records pertaining to the Business as Purchaser may reasonably request, during Seller's regular business hours, provided that Purchaser has provided Seller with reasonable prior notice, and provided further that Purchaser agrees that such access will be requested and exercised with due regard to minimizing interference with the operations of the Business and provided that disclosure would not violate the terms of any agreement to which Seller is bound or any applicable law or regulation; and

                  8.1.2 make available to Purchaser for inspection and review all documents, or copies thereof, listed in the Schedules and Exhibits hereto, and all files, records and papers of any and all proceedings and matters listed in the Schedules hereto, except to the extent prohibited or restricted by law, regulation, contract with a third party or where the documents are subject to the attorney-client or work product privilege.

         8.2 Public Announcements. On and after the date hereof and through the Closing Date, neither of the parties shall issue any press release or make any public statement relating to the subject matter of this Agreement (other than communications with persons in the ordinary course of business relating to a press release otherwise permitted by this Agreement) prior to obtaining the other party's approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent that counsel to the party proposing to make such disclosure advises such party that such disclosure is required by law or a listing agreement or such disclosure is reasonably prudent to avoid potential liability on the part of any person under the federal securities laws. Any such advice of counsel shall be confirmed in writing and promptly delivered to the other party. Approvals shall be requested in writing and, if a party fails to respond to an approval request within forty-eight (48) hours after its receipt thereof, approval shall be deemed to have been given.

         8.3 Consents. Prior to the Closing, or with respect to the Inventory and the Contracts only, prior to the Inventory Transfer Date, Seller shall at its sole cost and expense obtain any third party consents required for the assignment of the Contracts and transfer of the Assets to Purchaser.

         8.4 Operation of the Business. From and after the date of this Agreement and until the Closing Date or as otherwise contemplated by this Agreement or as Purchaser shall otherwise consent in writing, Seller:

                  8.4.1 will carry on the Business in the ordinary course and in substantially the same manner as heretofore, including without limitation keeping in full force and effect insurance comparable in amount and scope to the coverage maintained by it (or on behalf of it) on the date hereof;

                  8.4.2 will not permit all or any of the Assets (real or personal, tangible or intangible) to be sold, licensed or subjected to any lien or other encumbrance except in dispositions of inventory or of worn-out or obsolete equipment for fair value in the ordinary course of business consistent with past practices;

                  8.4.3 will operate the Business in compliance in all material respects with all applicable federal, state and local laws and regulations;

                  8.4.4 will maintain its inventory levels in a manner and in an amount consistent with past practice;

                  8.4.5 will not grant any general increase in the compensation of Employees (including any such increase pursuant to any bonus, pension, profit-sharing, vacation or other plan or commitment) or grant any increase in the compensation payable or to become payable to any Employee, except with the prior consent of Purchaser, except as may be required elsewhere in this Agreement;

                  8.4.6 will not take any action that would cause any of the representations and warranties made by Seller in this Agreement not to remain true and correct;

                  8.4.7 will not modify, amend in any material respect or terminate any Contract; and

                  8.4.8 will continue to maintain, in all material respects, the Assets in accordance with present practice in a condition suitable for their current use.

         8.4 Year 2000. To the extent that a failure to properly accommodate the date transition to the Year 2000 affects the ability to use the output of the machinery and equipment portion of the Personal Property, identified in Exhibit 1.1, Seller shall either repair, replace or upgrade such manufacturing equipment or machinery by September 30, 1999.

9.       CLOSING

         9.1 Closing Date. The Parties shall execute this Agreement on or before March 19, 1999. Notwithstanding the foregoing, in order to enable Purchaser to accomplish the obligations describe in Section 6.2 hereof, the consummation of the transactions contemplated hereby, other than the transfer and sale of the Inventory and assignment of the Contracts, will take place on April 2, 1999 (the "Closing"). The date upon which the Closing occurs and the time on such date at which the Closing shall be effective are collectively referred to herein as the "Closing Date." Any amounts payable by Purchaser to Seller at the Closing shall be wire transferred to Seller's account on April 2, 1999.

         9.2 Inventory Transfer Date. The transfer of the Inventory and Contracts will take place, subject to the terms hereof, on a date mutually agreed upon by Seller and Purchaser in writing, which date shall be no earlier than the date Purchaser has implemented at its new facility a "materials resource planning system" capable of supporting the operations of the Business (the "MRP System") and the conditions contained in Section 13.7 are hereof fulfilled. It is anticipated by the Parties that the Inventory Transfer Date shall occur on July 2, 1999, however in no event later than September 17, 1999 (the "Inventory Transfer Date"). If the Inventory Transfer Date has not occurred by July 2, 1999, Purchaser shall make a deposit toward the purchase price of the inventory in the amount of one million dollars ($1,000,000.00 US) by the end of the month. For each month thereafter that the Inventory Transfer Date is delayed, Purchaser shall make an additional deposit of one million dollars until the Inventory Transfer Date, up to the remaining value of the Inventory that would be due on the Inventory Transfer Date.

10.      CONDITIONS TO CLOSING

         10.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Purchaser in its sole discretion:

                  10.1.1 No injunction or restraining order shall be in effect to forbid or enjoin, and no suit, action or proceeding shall be pending to prohibit, nullify or otherwise adversely affect the consummation of the transactions contemplated by this Agreement and the Exhibits hereto or Purchaser's ownership, use or enjoyment of the Business or any part thereof.

                  10.1.2 The representations and warranties of Seller contained in this Agreement or in any Exhibit hereto or certificate, document or other instrument delivered pursuant hereto or in connection with the transactions contemplated hereby shall be complete, true and correct in all material respects, without regard to materiality limitations contained in such representations and warranties, on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be complete, true and correct in all material respects as of the date specified.

                  10.1.3 Seller shall have performed all of its material covenants, obligations and agreements contained in this Agreement to be performed and complied with by it prior to the Closing Date.

                  10.1.4 Purchaser shall have received all certificates, instruments, agreements, and other documents to be delivered pursuant to Section 12.1.

                  10.1.5 Purchaser shall have received an appropriate waiver with respect to the transactions contemplated by this Agreement from the banks who are party to its credit agreement dated as of September 30, 1997, as amended, or any similar agreement which could adversely impact this Agreement.

                  10.1.6 By the Inventory Transfer Date, Seller shall have obtained any third party consents required for the assignment of the Contracts and transfer of the Assets to Purchaser

         10.2 Conditions to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the fulfillment, prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

                  10.2.1 No injunction or restraining order shall be in effect to forbid or enjoin, and no suit, action or proceeding shall be pending to prohibit, nullify or otherwise adversely affect, the consummation of the transactions contemplated by this Agreement.

                  10.2.2 The representations and warranties of Purchaser contained in this Agreement or in any Exhibit hereto or certificate, document or other instrument delivered pursuant hereto or in connection with the transactions contemplated hereby shall be complete, true and correct in all material respects, without regard to materiality limitations contained in such representations and warranties, on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be complete, true and correct in all material respects as of the date specified.

                                                    #612429 v1

                  10.2.3 Purchaser shall have performed all of its material covenants, obligations and agreements contained in this Agreement to be performed and complied with by the Closing Date.

                  10.2.4 Seller shall have received all certificates, instruments, agreements and other documents to be delivered pursuant to Section 12.2.

                  10.2.5 Seller shall have received that portion of the Purchase Price payable at the Closing.

                  10.2.6 Purchaser shall have obtained any and all material governmental permits, licenses approvals, certifications of inspection, filings, franchise and other authorizations or shall have received such other concurrences as may be required in order for it to conduct the Business and use and operate the Assets.

                  10.2.7 By the Inventory Transfer Date, Seller shall have obtained any third party consents required for the assignment of the Contracts and transfer of the Assets to Purchaser.

         10.3 Conditions to the Obligations of Purchaser and Seller. Seller and Purchaser shall have executed, concurrent with this Agreement, the following agreements: (i) a License Agreement covering the Licensed Intellectual Property;
(ii) a Premises License Agreement; (iii) a Transition Services Agreement; (iv) a Long Term Supply Agreement; and (v) an On-Site Services Agreement.

11.      TERMINATION AND SURVIVAL

         11.1 Termination. Both of the parties hereto shall use reasonable efforts to bring about the satisfaction of the conditions hereunder prior to and at the Closing. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                  11.1.1   by mutual written consent of Purchaser and Seller; or

                  11.1.2 by Purchaser or Seller, upon written notice to the other, if such other party, subsidiary or its affiliate has breached any material representation, warranty or covenant contained in this Agreement in any material respect, if the non-breaching party has notified the breaching party of the breach in writing and the breach has continued without cure for a period of thirty days after notice of the breach; or

                  11.1.3 by Purchaser or Seller if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                  11.1.4 by Purchaser or Seller if the other party is unable to pay its debts generally as they come due or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it which is not dismissed or otherwise terminated within thirty (30) days of its inception, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations; or

         11.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 11.1, this Agreement shall become void and of no further force and effect, and neither of the parties hereto (nor their respective affiliates, subsidiaries, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives) shall have any liability in respect of such termination; provided, however, that if such termination is effected pursuant to Section 11.1.2 and the failure to consummate the transactions contemplated hereby was the result of any of the conditions to the applicable Closing having not been fulfilled by reason of the breach by either of the parties of its covenants, representations and/or warranties set forth in this Agreement or in any agreement, document or instrument ancillary hereto, the party having so breached shall remain liable to the other party.

12.      CLOSING DOCUMENTS

         12.1 Documents to be Delivered by Seller. At the Closing Date or the Inventory Transfer Date, as applicable (except as otherwise specified in this Section 12.1), Seller shall deliver to Purchaser the following documents:

                  12.1.1 Executed bills of sale or other appropriate instruments of transfer with respect to all of the Assets not otherwise transferred or assigned by any other documents or instruments delivered in connection with this Agreement;

                  12.1.2 A certificate of an appropriate officer of Seller confirming the representations, warranties and covenants of Seller made herein; and

                  12.1.3 Any other document reasonably necessary to effectuate the transactions contemplated hereby.

         12.2 Documents to be Delivered by Purchaser. At the Closing, Purchaser shall pay the portion of the Purchase Price payable on the Closing Date to Seller by wire transfer pursuant to the terms hereof, as directed in writing by Seller, and shall execute where applicable and deliver to Seller the following documents (except as otherwise specified in this Section 12.2):

                  12.2.1 A Secretary's Certificate attaching copies of resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, providing evidence of the signatures and incumbency of each person signing any document or instrument delivered by Purchaser to Seller in connection with the transactions contemplated hereby and such other information and certifications relevant to the due authorization, execution and delivery of this Agreement as Seller may reasonably request, all certified by a Secretary, Assistant Secretary or other appropriate officer of Purchaser;

                  12.2.2 A certificate of an appropriate officer of Purchaser confirming the representations, warranties and covenants of Purchaser made herein.

                  12.2.3 Any other document reasonably necessary to effectuate the transactions contemplated hereby.

13.      POST CLOSING OBLIGATIONS

         13.1 Further Assurances. From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other party as such other party reasonably may request to evidence or perfect Purchaser's right, title and interest to the Assets, and otherwise carry out the transactions contemplated by this Agreement.

         13.2 Access to Books and Records. After the Closing, Purchaser shall permit Seller to have access to and the right to make copies of such of Seller's books, records and files as constitute part of the Assets for any reasonable purpose at any time during regular business hours, including without limitation, for use in litigation or financial reporting, tax return preparation, or tax compliance matters. Prior to disposing of or destroying any such information or records, Purchaser shall afford Seller a reasonable opportunity to segregate, remove or copy such books, records and files as Seller may select.

         13.3 Cooperation.

                  13.3.1 Litigation. The parties shall reasonably cooperate with each other at the requesting party's expense in the prosecution or defense of any litigation or other proceeding arising from their respective operation of the Business.

                  13.3.2 Taxes. Each party shall cooperate with the other Party and shall provide the other Party with such assistance as may reasonably be requested in connection with the preparation of any tax return and the conduct of any audit or other examination by any taxing authority or judicial or administrative proceedings relating to the Assets.

                  13.3.3 Retain Records. Seller shall retain any books, records and files relating to the Assets and their use in the Business in accordance with Seller's then current document retention policies, and Purchaser shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Seller shall not destroy or allow the destruction of any such books, records and files, except if such destruction is conducted in accordance with Seller's then current document retention policies, without first offering in writing to deliver them to Purchaser. Without limiting the generality of the foregoing, such books, records and files shall include all tax returns, supporting work schedules, and other records or information that may be relevant to such tax returns for all tax periods or portions thereof ending before or including the Closing Date that relate to the Assets of their use in the Business.

         13.4 Purchase Price Allocation. The purchase price (including assumed liabilities) shall be allocated among the acquired assets in the manner set forth in Exhibit 13.4. The parties shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation, and shall use their reasonable best efforts to sustain such allocation in any subsequent tax audit or tax dispute.

         13.5 Proprietary Information. Prior to the Closing Date, the Business was routinely supplied copies of proprietary and confidential information relating to strategic, technical, and/or marketing plans of Seller and their affiliates and subsidiaries and their various operations. Although Seller has attempted to recover such information from the Business, some may still be present within the Business. Purchaser therefore agrees that it will not use such information for any purpose whatsoever, and shall destroy any remaining copies.

         13.6 Conditions to Inventory and Contract Transfer. The obligations of Seller and Purchaser to effect the transfer of the Inventory and Contracts as contemplated herein are subject to the fulfillment, or waiver by the parties in writing, of the following conditions prior to the Inventory Transfer Date: (i) Seller shall at its sole cost and expense have obtained any third party consents required for the transfer of the Contracts to Purchaser; (ii) Purchaser shall have transferred the operations of the Business to Purchaser's new Facility in a manner reasonably acceptable to Seller; (iii) Purchaser's MRP System shall be reasonably acceptable to Seller and shall comply with the conditions set forth in the Transition Services Agreement required to be met for Purchaser's MRP System; (iv) Purchaser shall have implemented, to the reasonable satisfaction of Seller, a fully auditable quality system capable of supporting purchaser order flow down requirements and applicable regulatory requirements as specified in the Transition Services Agreement; and (v) all other conditions to such transfer provided for in the Transition Services Agreement shall have been met.

14.      INDEMNIFICATION.

         14.1 Indemnification by Seller. Seller shall defend, indemnify and hold harmless Purchaser and Purchaser's directors, shareholders, officers, employees, agents, affiliates, subsidiaries, successors and assigns from and against any and all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal, accounting and similar expenses), fines and damages (individually a "Loss" and collectively "Losses"), arising out of:

                  14.1.1 any breach or violation of any of the covenants made by Seller in this Agreement or any agreement, certificate or similar document delivered pursuant hereto;

                  14.1.2 any breach of, or any inaccuracy or misrepresentation in, any of the representations or warranties made by Seller in this Agreement or in any Schedule, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof;

                  14.1.3 any Retained Liability; or

                  14.1.4 any warranty or product liability claims with respect to circuit card assemblies and other products covered by this Agreement manufactured by the Business as operated by Seller prior to the Inventory Transfer Date, except in cases where such fault is a result of Purchaser's actions following the Closing Date.

         14.2 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Seller and Seller's directors, shareholders, officers, employees, agents, representatives, affiliates, subsidiaries, successors and assigns from and against any and all Losses arising out of:

                  14.2.1 any breach or violation of any of the covenants made by Purchaser in this Agreement or any agreement, certificate or similar document delivered pursuant hereto;

                  14.2.2 any breach of, or any inaccuracy in any of the representations or warranties made by Purchaser in this Agreement, or in any Schedule, agreement, certificate, instrument or similar documents required to be delivered pursuant to the terms hereof; or

                  14.2.3   any Assumed Liability.

         14.3     Indemnification Procedure.

                  14.3.1 Any party seeking indemnification hereunder (the "Indemnitee") shall notify the party liable for such indemnification (the "Indemnitor") in writing of any event, omission or occurrence which the Indemnitee has determined has given or could give rise to Losses which are indemnifiable hereunder (such written notice being hereinafter referred to as a "Notice of Claim"). Any Notice of Claim shall be given promptly after the Indemnitee becomes aware of such third party claim; provided, that the failure of any Indemnitee to give notice as provided in this Section 14.3 shall not relieve the Indemnitor of its obligations under this Section 14.3, except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. A Notice of Claim shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification. The Indemnitor shall satisfy its obligations hereunder, as the case may be, within thirty (30) days of its receipt of a Notice of Claim; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to Section 14.3.2 below, its obligation to indemnify the Indemnitee with respect thereto shall be suspended.

                  14.3.2 With respect to any third party claim, demand, suit, action or proceeding which is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest or otherwise protect against any such claim, demand, suit, action or proceeding with legal counsel of its own selection. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims it may have. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, the Indemnitee shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof. Neither Seller nor Purchaser shall make any compromise of asserted liability for which indemnification is or may be sought pursuant to this Section 14.3.2 if such compromise includes the payment of money or creates any obligation of the other party hereto, unless such other party shall have given its prior written consent to such compromise.

         14.4 Survival and Limitations. The provisions of this Article 14 shall survive the Closing. The warranties and representations of Seller contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing and will remain in full force and effect thereafter for a period of one year after the Inventory Closing Date and shall be effective with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such one year period, in accordance with Section 14.3 hereof, except that the representations of Seller in Section 4.6 shall survive until the end of the applicable statute of limitations. Anything to the contrary contained herein notwithstanding, (i) Purchaser shall not assert any claim against Seller for indemnification hereunder unless and until the amount of such claim or claims shall exceed One Hundred Thousand Dollars ($100,000) calculated on a cumulative basis and not a per item basis, in which event Purchaser shall be entitled to claim only the amount of such excess; (ii) Purchaser shall not be entitled to recover from Seller more than an aggregate amount equal to twenty five percent (25%) of the total Purchase Price with respect to all claims for indemnity or damages whether such claims are brought under this Article 14 or otherwise. The terms of the foregoing sentence shall not apply to Seller's' obligation to provide indemnification to Purchaser with respect to the matters set forth in
Section 3.2 (Retained Liabilities), Article 6 (Employees and Employee Benefits) and Section 14.6 (Environmental) and any matter to be performed by Seller subsequent to the Closing Date or Inventory Closing Date, as applicable, pursuant to this Agreement or any document delivered by Seller pursuant to
Section 1.2.

         14.5 Reduction for Insurance and Taxes. The amount (an "indemnity Payment") which an Indemnifying Party is required to pay on behalf of any other party ("Indemnitee") pursuant to this Article 14 shall be reduced by the amount of any insurance proceeds actually received by or on behalf of the Indemnitee in reduction of the related indemnifiable loss and by the net amount of any tax benefits to the Indemnitee as a result of the indemnifiable loss and the Indemnity Payments. An Indemnitee which shall have received or on behalf of which there shall be paid an Indemnity Payment and which shall subsequently receive, directly or indirectly, insurance proceeds in respect of the related indemnifiable loss, shall pay to the Indemnifying Party the amount of such insurance proceeds or, if lesser, the amount of the Indemnity Payment, net of any related taxes.

         14.6 Environmental. Representations and warranties regarding, indemnifications for, and other provisions relating to, environmental matters are contained in the Premises License, and are expressly incorporated into this Agreement and are not subject to the limitations of Section 14.4. The parties intend that the representations and warranties relating to environmental matters in the Premises License, as such, are "expressly given" and "specifically provided" in this Agreement. Except for this Section 14.6, nothing in this Agreement shall be interpreted to diminish the effectiveness, limit the scope, or add to the obligations of such provisions. With respect to indemnifications, Seller and Purchaser expressly assume the responsibilities and liabilities under the indemnifications section of the Premise License.



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15.      MISCELLANEOUS

         15.1 Expenses. Except as specifically set forth elsewhere herein each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement.

         15.2 Notices. Any notice or communication given pursuant to this Agreement by a party hereto to the other party shall be in writing and hand delivered, or mailed by registered or certified mail, postage prepaid, return receipt requested (notices so mailed shall be deemed given when mailed), or sent via facsimile, with an original mailed as follows:

If to Seller:            Honeywell Inc.
                         5353 West Bell Road
                         Glendale, AZ
                         Attn: CAS Division Counsel or Off-Load Manager
                         FAX: (602) 436-7304           (602) 436-7305

If to Purchaser:         EFTC Corporation
                         9351 Grant St., Sixth Floor
                         Denver, Colorado 80229
                         Attn: Chief Financial Officer
                         Fax: (303) 280-8358

                         with a copy to

                         Holme Roberts & Owen LLP
                         1700 Lincoln Street, Suite 4100
                         Denver, Colorado 80203
                         Attn: Francis Wheeler
                         Fax: (303) 866-0200

         15.3. Confidentiality. Seller and Purchaser have entered into a Confidentiality Agreement. Notwithstanding any provision herein to the contrary, such confidentiality agreement shall survive the execution and delivery of this Agreement and the Closing.

         15.4 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.5 Entire Agreement. Except for the Confidentiality Agreement referred to in Section 15.3, this Agreement together with its Exhibits is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior communications, representations, agreements and understandings between the parties hereto, whether oral or written, including, without limitation, any financial or other projections or predictions regarding Seller or the Business.



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         15.6 Construction. When the context so requires, references herein to the singular number include the plural and vice versa and pronouns in the masculine or neuter gender include the feminine. The headings contained in this Agreement and the tables of contents, exhibits and schedules are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         15.7 Assignment. This Agreement may not be assigned without the prior written consent of the other party hereto, which consent shall not unreasonably be withheld.

         15.8 Amendment. This Agreement may be amended only by written agreement duly executed by representatives of all parties hereto.

         15.9 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Arizona, disregarding its conflicts of laws principles which may require the application of the laws of another jurisdiction.

         15.10 Failure to Close. If for any reason this Agreement is terminated prior to Closing, each party shall promptly upon the request of any other party return to such other party all documents and other information (or notes made therefrom), including all originals and all copies thereof, theretofore delivered by or on behalf of such other party. Purchaser shall in any case comply with the terms of the Confidentiality Agreement referred to in Section 15.3.

         15.11 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any parties other than Seller and Purchaser and no other person shall assert any rights as a third party beneficiary hereunder.

         15.12 Exhibits. The Exhibits attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including Exhibits) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit, the provisions of this Agreement shall control.

         15.13 Waivers. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

         15.14 Severability. If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

         15.15 Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby or the breach, termination, enforcement, interpretation or validity hereof, including the determination of the scope or applicability of this agreement to arbitrate (collectively "Dispute"), shall be determined by arbitration in Phoenix, Arizona before a sole arbitrator. The following shall apply to any such arbitration:

                  15.15.1 The arbitration shall be administered by the American Arbitration Association ("AAA") pursuant to its Commercial Rules and Supplementary Procedures for Large, Complex Disputes.

                  15.15.2 The arbitrator shall not be an officer, employee, director or affiliate of any party hereto or of its affiliates or subsidiaries. If the parties are unable to agree on an arbitrator within 30 days of the filing of the Demand for Arbitration, an arbitrator shall be selected pursuant to the rules and procedures of the AAA.

                  15.15.3 Any party may seek from any court interim or provisional relief that is necessary to protect the rights or property of that party, pending the appointment of the arbitrator or pending the arbitrator's determination of the merits of the controversy.

                  15.15.4 The parties shall bear their own costs and expenses, including attorneys' fees, but the arbitrator may, in the award, allocate all of the administrative costs of the arbitration (and mediation, if applicable), including the fees of the arbitrator and mediator, against the party who did not prevail.

                  15.15.5 The arbitration award shall be in writing and shall specify the factual and legal bases for the award. Judgment on the award may be entered in any court having jurisdiction.

         15.16 Negotiated Terms. All terms of this Agreement were negotiated between the Parties at arm's length, recognizing the special needs, knowledge, and benefits of each Party. The Parties agree that in the event a dispute arises in connection with this Agreement, the terms contained in this Agreement shall be given their plain meaning, and that no term shall be construed in favor of one Party over the other by virtue of one Party having drafted a term in this Agreement.

IN WITNESS WHEREOF, Seller and Purchaser have duly executed and delivered this Agreement as of the day and year first above written.

"SELLER"          Honeywell Inc.           "PURCHASER"     EFTC Corporation



By:          /s/ Mike Smith                            /s/ Jack Calderon
       --------------------------------    By:  -------------------------------

Name:             Mike Smith               Name:          Jack Calderon
     ----------------------------------         -------------------------------

Title: President                           Title:     Chief Executive Officer
      ------------                                ------------------------------

Date:  3/19/99                             Date:        3/19/99
     -------------                                     -------------






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